Exhibit 99.1

ARCH CAPITAL GROUP LTD. ANNOUNCES

ESTIMATES OF LOSSES FROM HURRICANE WILMA

                HAMILTON, BERMUDA, November 11, 2005 — Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that it expects after-tax earnings for the 2005 fourth quarter to be negatively impacted by the effects of Hurricane Wilma in the range of $40 million to $60 million based on industry insured losses of $8 to $12 billion.  These preliminary estimates are net of reinsurance and reinstatement premiums.  The losses from the storm are currently expected to arise 56% in our insurance operations and 44% in our reinsurance operations if the industry loss is at the lower end of the range and move to a 48/52 split, insurance and reinsurance, if the industry loss is at the upper end of the range.

                The estimates are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of the Company’s in-force contracts.  The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.  In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

                Arch Capital Group Ltd., a Bermuda-based company with $2.65 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

                The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250